SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                 April 24, 2002

                              BOUNDLESS CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

Delaware                           0-17977                         13-3469637
State of                           Commission                      IRS Employer
Incorporation                      File Number                     I.D. Number

                   100 Marcus Blvd., Hauppauge, New York 11788
                     Address of principal executive offices

                  Registrant's telephone number: (631) 342-7400

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5: Other Events

     As of April 24, 2002, we entered into with our secured lenders a Forbearance Agreement (the "Agreement") relating to our credit line with such lenders (the "Chase Credit Line"). Under the Agreement, our lenders agreed not to exercise their remedies under the Chase Credit Line, under which we are in default, until May 31, 2002 unless we default under the Agreement or a new default arises under the Chase Credit Line. We owe approximately $5.4 million under the Chase Credit Line.

     During the forbearance period, we are required to pay our lenders $50,000 per week against our loan balance and to continue to pay interest under the Chase Credit Line. The Agreement in general allows us to use our collections during the forbearance period to: (i) make these payments; (ii) to pay a $120,000 commitment fee to a potential replacement lender, who on April 16, 2002, issued a commitment letter for a replacement line of credit; and, (iii) to make the payments set forth in our budget of weekly expenses which must be approved by the lenders. However, the Agreement caps the Chase Credit Line at $5.4 million, to be reduced by our weekly $50,000 payments, and modifies our borrowing base in several ways including by capping our eligible inventory at $1.6 million. Our collections during the forbearance period that are available for our use will depend on our borrowing base as may be applicable from time to time.

     As contemplated in the Agreement, we are making written offers to our unsecured creditors to settle our debt to each of them in one of three ways: (1) creditors who meet certain investor eligibility requirements can receive shares of our convertible preferred stock with a stated value equal to the face amount of the debt, or (2) any creditor can receive cash payment of a percentage of the amount of the debt, with payment over a 120-day period commencing promptly after we complete a refinancing of our credit facility, or (3) creditors who are owed $10,000 or less (and those who voluntarily reduce their claim to $10,000) can receive an amount equal to a certain higher percentage of their claim. Our offer is contingent upon acceptance by our creditors holding at least 75% of our unsecured debt.

     Shares of our convertible preferred stock may be converted after the first anniversary of their issuance into shares of our common stock at $3.00 per share, carry certain registration rights and, unless sooner converted into our common stock, must be redeemed by us on June 30, 2012 for their stated value. Depending on the number of our trade creditors who agree to participate in the debt for preferred stock exchange and the number of such creditors who subsequently decide to convert the preferred stock into common stock, the number of shares of our common stock that management estimates may ultimately be issued to our existing trade creditors is approximately between 1,666,667 and 2,333,333 shares.

     We will be in default under the Agreement unless, by May 3, 2002, we obtain settlements from trade creditors holding at least 38% of our trade debt (which is at least 90 days past due) and unless, by May 17, 2002, we obtain settlements from trade creditors holding at least 75% of such trade debt.

     As contemplated in the Agreement, we have received a commitment letter from a potential replacement lender for a revolving line of credit which is intended to replace the Chase


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Credit Line. However, our obtaining this line of credit is subject to a number of conditions, including such potential lender being satisfied with our financial condition, and there can be no assurance that we will be successful in securing this line of credit. We will be in default under the Agreement if the potential lender terminates its commitment or if we fail to meet any condition set forth in the commitment letter by the date specified in such letter. If a sufficient number of our trade creditors do not consent to settle their trade debt with us, or if we are not able to either refinance the Chase Credit Line or negotiate an extension of the Agreement, we may be forced to pursue other alternatives including seeking protection under Chapter 11 of the Bankruptcy Code.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2002

                                            BOUNDLESS CORPORATION


                                            By: /s/ Joseph Gardner
                                               ---------------------------
                                            Name: Joseph Gardner,
                                            Title: Chief Financial Officer


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